UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 27, 2016
ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

411 Theodore Fremd Avenue
Suite 300
Rye, New York 10580
(Address of principal executive offices) (Zip Code)
(914) 288-8100
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425 )
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below with respect to the Credit Facility under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 27, 2016, Acadia Realty Limited Partnership (the "Borrower"), a subsidiary of the registrant, Acadia Realty Trust (the "Company"), entered into a new $300 million unsecured credit agreement (the "Credit Facility") with Bank of America, N.A., as Administrative Agent, Swing Line Lender, Letter of Credit Issuer, and as a lender along with PNC Bank, National Association and Wells Fargo Bank, National Association as Co-Documentation Agents and as lenders and TD Bank, N.A. as lender (collectively, the "Lenders").
The Lenders have agreed to provide to the Borrower an unsecured revolving credit facility ("Revolving Facility") of up to $150 million and an unsecured term loan ("Term Loan") of $150 million. The Credit Facility provides that the Borrower may from time to time request additional aggregate commitments of up to $150 million under certain conditions as defined in the Credit Facility. The Company and certain of the Company's subsidiaries have guaranteed the Borrower's obligations under the Credit Facility.
Interest on the outstanding principal amount will be at a rate which varies based on the ratio of total indebtedness to total asset value of the Company and its subsidiaries, plus, as applicable (i) a LIBOR rate ("Eurodollar Rate"), or (ii) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate" and (c) the Eurodollar Rate plus 1.00% (the "Base Rate"). The Borrower is obligated to pay an unused line fee of (a) 0.25% if the total outstanding principal amount is less than or equal to 50% of the aggregate commitments or (b) 0.15% if the total outstanding principal amount is greater than 50% of the aggregate commitments.
The Revolving Facility matures on June 27, 2020; the Borrower has the ability to extend the maturity date for two six-month periods subject to certain conditions set forth in the Credit Facility including the payment of an additional 0.075% fee for each extension. The Term Loan matures on June 27, 2021.
The Credit Facility contains certain terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The Credit Facility also contains certain affirmative and negative covenants, including limitations on liens, investments, indebtedness, fundamental changes, dispositions, restricted payments, change in nature of business, transactions with affiliates, burdensome agreements, and use of proceeds. The Credit Facility also requires the Company to comply with the following financial covenants as defined, including: (i) a maximum leverage ratio of 60%, (ii) a maximum secured leverage ratio of 40%, (iii) a minimum tangible net worth at least equal to the sum of 80% of the tangible net worth on the closing date plus an amount equal to 80% of the net proceeds of future equity sales and issuances by the Company, (iv) a minimum fixed charge coverage ratio of at least 1.50 to 1.00, (v) a minimum unencumbered mortgageability ratio of 1.50 to 1.00, and (vi), a maximum unencumbered leverage ratio of 60%.
The Credit Facility also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including, but not limited to, with respect to non-payment, breach of specific covenants, breach of representations and warranties, cross-defaults, insolvency proceedings, inability to pay debts, judgments, ERISA events, invalidity of loan documents, change of control, failure to maintain REIT status, or failure of the Company to have at least one class of the Company's common equity interests listed on either the New York Stock Exchange or The NASDAQ Stock Market.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number        Description

10.1
Credit Agreement, dated as of June 27, 2016, among Acadia Realty Limited Partnership, as the Borrower, and Acadia Realty Trust and Certain Subsidiaries of Acadia Realty Limited Partnership from time to time party thereto, as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer, and as a Lender, PNC Bank, National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as a Joint Lead Arranger and Sole Bookrunner and PNC Capital Markets LLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST (Registrant) Date: July 1, 2016 By: /s/ John Gottfried Name: John Gottfried Title: Sr. Vice President and Chief Financial Officer